Exhibit 99.1

Executive Vice President, Worldwide Sales & Operations

Bonus Plan

2009

Name: Paul N. Zolfaghari (the “Plan Participant”)

Effective date: 1 January 2009

Core Operating Income Bonus Rate: 0.50%

Maintenance Bonus Rate: 0.75%

This document constitutes the full terms and conditions of your bonus plan for 2009. As Executive Vice President, Worldwide Sales & Operations, you are eligible to earn a quarterly bonus (the “Core Operating Income Bonus”), as calculated in Section I below. You are also eligible to earn an annual bonus based on any increase in maintenance contract value, as provided in Section II below.

I.	Core Operating Income Bonus

a.	The Core Operating Income Bonus for a quarter is calculated as follows: 0.005 multiplied by Core Operating Income.

b.	“Core Operating Income” means income from continuing operations before financing and other income and income taxes for MicroStrategy’s core BI business (i.e., MicroStrategy’s business intelligence software and services business unit), as calculated in accordance with GAAP and shown in MicroStrategy’s Consolidated Statements of Operations by business unit for a given quarter, which excludes any amounts that are attributable to MicroStrategy’s Alarm.com and Angel.com businesses.

II.	Maintenance Bonus

a.	You will have the opportunity to earn an additional bonus at the end of the calendar year for any increase in the annualized value of maintenance contracts in the customer base of your territory at the Maintenance Bonus Rate of 0.75%.

b.	Finance, in its sole discretion, will calculate the annualized value of maintenance contracts at the end of 2008 and compare this to the annualized value of maintenance contracts at the end of 2009.

c.	Your Maintenance Bonus will be computed by multiplying the Maintenance Bonus Rate times the increase, if any, in the annualized value of maintenance contracts between the end of 2008 and the end of 2009 in your territory.

III.	General Terms

a.	MicroStrategy reserves the right to modify, suspend or terminate this Plan or any bonus payment in whole or in part, at any time, with or without prior notice or reason. If Plan Participant is no longer employed by MicroStrategy (regardless of the reason or cause of the employment termination), no bonus shall be earned by or paid to the Plan Participant.

b.	Plan Participant is not eligible for the payment of any bonus for any transaction unless: (a) a formal quote was submitted using the MicroStrategy Quote System that clearly describes each term and condition of the proposed transaction and is in full compliance with the MicroStrategy Quote System Policy; (b) the submitted quote was approved in advance of any discussion with the customer about the terms and conditions of that transaction; (c) all pricing communications with the customer include the official quote approved in the quote system; and (d) the final transaction is identical in all respects to the approved quote.

c.	Bonus payments are contingent upon:

(i)	Plan Participant’s full compliance with all MicroStrategy policies, including but not limited to the MicroStrategy Code of Conduct, Revenue Recognition Policy, Quote System Policy, Field Operations Policy and the Contracts, Approval, Execution, and Processing Policy;

(ii)	Completion of all activities in the Field Sales Portal; and

(iii)	Plan Participant’s accurate and timely completion and submission of all required Representation Letters and Sales Portal Disclosure Questions.

d.	MicroStrategy reserves the right to delay, withhold or suspend any bonuses pending MicroStrategy’s determination of whether each of the above requirements (and all other bonus eligibility requirements set forth herein) have been met. MicroStrategy may recover any bonuses paid to Plan Participant if MicroStrategy subsequently determines that Plan Participant did not meet one or more of the eligibility requirements described in this Plan, or otherwise should not have received the bonus payment.

e.	MicroStrategy shall have sole responsibility for the administration, interpretation, and implementation of this Plan. Plan Participant must raise with the Executive Vice President, Human Resources any issues he or she has concerning his or her bonus statement within 60 days from receipt of the statement. All decisions and determinations by MicroStrategy relating to the Plan and any bonuses shall, however, be final.

f.	This Plan is not an employment contract and does not guarantee or create any expectation of employment. Participation in this Plan does not grant Plan Participant the right to continued employment or any right to continuation in Plan Participant’s job assignment.

I acknowledge and accept this document as my bonus plan for 2009.

Approved by MicroStrategy Services Corporation on April 27, 2009.

Accepted by Paul N. Zolfaghari on April 27, 2009.